EXHIBIT 39

EXECUTION VERSION

AGREEMENT

THIS AGREEMENT, dated as of this 1st day of December, 2011 (the “Agreement”), is by and among The Wendy’s Company, a Delaware corporation (the “Company”), and Trian Partners, L.P., a Delaware limited partnership, Trian Partners Master Fund, L.P., a Cayman Islands limited partnership, Trian Partners Parallel Fund I, L.P., a Delaware limited partnership, and Trian Partners GP, L.P., a Delaware limited partnership (collectively, the “Stockholders”), Trian Fund Management, L.P., a Delaware limited partnership (the “Management Company”), the general partner of which is Trian Fund Management GP, LLC, a Delaware limited liability company (“Trian GP”), Nelson Peltz, Peter W. May and Edward P. Garden, who, together with Nelson Peltz and Peter W. May, are the controlling members of Trian GP (the “Members”), and Trian Partners Strategic Investment Fund, L.P., a Delaware limited partnership, and Trian Partners Strategic Investment Fund-A, L.P., a Delaware limited partnership (collectively, the “New Funds”) (the Stockholders, the Management Company, Trian GP, the Members, the New Funds and their respective controlled Affiliates and Associates (as hereinafter defined) are hereinafter referred to collectively as the “Trian Group” and each individually as a “member of the Trian Group”).

WHEREAS, certain members of the Trian Group and the Company are parties to an agreement dated as of November 5, 2008, as amended (as so amended, the “Original Agreement”), certain provisions of which terminated on November 5, 2011;

WHEREAS, the Trian Group, as of the date of this Agreement, Beneficially Owns (as hereinafter defined) 26.15% of the Combined Voting Power (as hereinafter defined) of Company Voting Securities (as hereinafter defined);

WHEREAS, the Trian Group has expressed a desire to increase its ownership stake in the Company through additional purchases of shares of common stock of the Company (the “Common Stock”) or through the purchase of options to acquire Common Stock, or cash settled call options or other derivative securities, contracts or instruments related to the price of shares of the Common Stock (collectively, “Derivative Securities”);

WHEREAS, the Board of Directors of the Company and the Independent Directors (as hereinafter defined) have agreed, at the recommendation of the Audit Committee of the Board of Directors of the Company (the “Audit Committee”), to grant the prior approval of the Board of Directors pursuant to Section 203(a)(1) of the General Corporation Law of the State of Delaware (the “DGCL”), such that the acquisition by the Trian Group or any Affiliate or Associate of the Trian Group of Beneficial Ownership of up to, but not more than, the Maximum Percentage (as hereinafter defined) of the Combined Voting Power of Company Voting Securities, shall not be subject to the restrictions set forth in Section 203 of the DGCL, subject to the terms and conditions of this Agreement;

WHEREAS, the Board of Directors and the Independent Directors have approved the transactions contemplated by this Agreement upon the terms and conditions contained herein; and

WHEREAS, the parties hereto believe that it is desirable to establish certain provisions with respect to the shares of Common Stock that may be acquired by, or that are currently held by, the Trian Group.

NOW, THEREFORE, in consideration of the mutual covenants and premises contained herein and for other good and valuable consideration, the receipt of which is hereby acknowledged, the parties hereto agree as follows:

Section 1.                Definitions.

Capitalized terms used herein shall have the following meanings:

“13D/G Group” shall mean two or more persons acting together for the purpose of acquiring, holding, voting or disposing of Company Voting Securities, which persons would be required under the Exchange Act to file a statement on Schedule 13D or 13G with the SEC as a “person” within the meaning of Section 13(d)(3) of the Exchange Act if such person beneficially owned sufficient securities to require such a filing under the Exchange Act.

“Additional Shares” shall mean any and all Company Voting Securities acquired after the date hereof Beneficially Owned by the Trian Group in excess of 101,774,443 shares (i.e., the number of Company Voting Securities Beneficially Owned by the Trian Group as of the date of this Agreement), as such number may be equitably adjusted to reflect the effect of any stock split, split-up, reverse stock split, stock dividend or similar change with respect to the Common Stock after the date hereof.

“Affiliate” of any person shall mean any person directly or indirectly controlling, or controlled by such person or under common control with such person. For purposes of this Agreement, members of the Trian Group, on the one hand, and the Company (and its Affiliates other than members of the Trian Group), on the other, shall not be deemed to be Affiliates of each other.

“Associate” shall mean, with respect to any Person, (i) any corporation, partnership, unincorporated association or other entity of which such Person is a director, officer or partner or is, directly or indirectly, the owner of 20% or more of any class of voting stock; (ii) any trust or other estate in which such Person has at least a 20% beneficial interest or as to which such Person serves as trustee or in a similar fiduciary capacity; and (iii) any relative or spouse of such Person, or any relative of such spouse, who has the same residence as such Person. Notwithstanding the foregoing, no corporation or other entity in which a fund or account managed by the Management Company has an investment shall be deemed an “Associate” of any member of the Trian Group unless the aggregate investment by all such funds and accounts represents not less than 20% of any class of voting stock of such corporation or other entity.

“Audit Committee” shall have the meaning set forth in the Recitals.

“Beneficial Ownership” shall have the meaning ascribed to such term pursuant to Regulation 13D-G of the Exchange Act.

“Beneficially Own” shall mean, with respect to any security, having direct or indirect (including through any subsidiary or affiliate) “beneficial ownership” of such security, as determined pursuant to Rule 13d-3 under the Exchange Act and “Beneficially Owned” shall have a corresponding meaning. For purposes of any calculation hereunder of Beneficial Ownership or ownership of Common Stock, the Trian Group may rely upon information contained in the Company’s most recent Quarterly Report on Form 10-Q, Annual Report on Form 10-K or any Current Report on Form 8-K or definitive Proxy Statement of the Company that is filed subsequent thereto with the Securities and Exchange Commission.

“Combined Voting Power” shall mean, at any measurement date, the total number of votes of Company Voting Securities that could have been cast in an election of directors of the Company had a meeting of the stockholders of the Company been duly held based upon a record date as of the measurement date if all Company Voting Securities then outstanding and entitled to vote at such meeting were present and voted to the fullest extent possible at such meeting.

“Common Stock” shall have the meaning set forth in the Recitals.

“Company” shall have the meaning set forth in the Recitals.

“Company Voting Securities” shall mean, collectively, Common Stock, any preferred stock of the Company that is entitled to vote generally for the election of directors, any other class or series of Company securities that is entitled to vote generally for the election of directors and any other securities, warrants or options or rights of any nature (whether or not issued by the Company) that are convertible into, exchangeable for, or exercisable for the purchase of, or otherwise give the holder thereof any rights in respect of, Common Stock, or any other class or series of Company securities that is entitled to vote generally for the election of directors.

“Derivative Securities” shall have the meaning set forth in the Recitals.

“DGCL” shall have the meaning set forth in the Recitals.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Group” shall mean a “group” as such term is used in Section 13(d)(3) of the Exchange Act.

“Independent Director” shall mean a director of the Company who (i) is not an employee of the Company and (ii) is not an Affiliate or Associate of the Trian Group. Without limiting the foregoing, a director that is nominated by the Nominating and Corporate Governance Committee of the Company’s Board of Directors that is not an Affiliate or Associate of the Trian Group and that would be deemed “independent” under the applicable rules of the national securities exchange upon which the Company’s Common Stock shall then be listed shall be deemed to be an Independent Director.

“Management Company” shall have the meaning set forth in the Recitals.

“Maximum Percentage” shall mean 32.5% of the Combined Voting Power of Company Voting Securities, plus that number of shares that may be owned or acquired by the Trian Group as a result of the application of the first sentence of Section 2.2(e) of this Agreement or the exceptions set forth in Section 203(b)(3) through (7) of the DGCL.

“Members” shall have the meaning set forth in the Recitals.

“New Funds” shall have the meaning set forth in the Recitals.

“Person” shall mean any individual, corporation, partnership, limited partnership, limited liability company, joint venture, trust, unincorporated organization, other form of business, or legal entity or government authority.

“Pledge Agreement” shall mean certain Pledge and Security Agreements entered into by each of Messrs. Peltz and May in favor of Bank of America, N.A., as the same may be amended, replaced or supplemented from time to time.

“Pledged Shares” shall mean up to a maximum aggregate of 23,406,123 shares of Common Stock (as such number may be equitably adjusted to reflect the effect of any stock split, split-up, reverse stock split, stock dividend or similar change with respect to the Common Stock) pledged pursuant to the Pledge Agreement.

“SEC” shall mean the Securities and Exchange Commission.

“Stockholders” shall have the meaning set forth in the Recitals.

“Subject Shares” means all Company Voting Securities owned by any member of the Trian Group.

“Trian GP” shall have the meaning set forth in the Recitals.

“Trian Group” shall have the meaning set forth in the Recitals.

“203 Approval” shall have the meaning set forth in Section 2.2(d).

“Unaffiliated Shares” shall mean all Company Voting Securities that are not Subject Shares.

Section 2.                Representations and Warranties.

2.1.            The applicable members of the Trian Group represent and warrant to the Company as follows:

(a)                Each of the Stockholders, the New Funds and the Management Company is a validly existing limited partnership under the laws of its jurisdiction of organization and has the full legal right, power and authority to enter into this Agreement and perform its obligations hereunder.

(b)               Each of the Members is an individual having the full legal right, power and authority to enter into this Agreement and perform his respective obligations hereunder.

(c)                This Agreement has been duly authorized, executed and delivered by each of the Stockholders, the New Funds, the Management Company and the Members and constitutes the legally valid and binding agreement of each of the Stockholders, the New Funds, the Management Company and the Members, enforceable against each of them in accordance with the terms hereof.

(d)               Neither the execution and delivery of this Agreement by each of the Stockholders, the New Funds, the Management Company and the Members nor the performance of their respective obligations hereunder will conflict with or result in a breach of or constitute a default under any law, rule, regulation, judgment, order or decree of any court, arbitrator or governmental agency or instrumentality, or of any agreement or instrument to which any of the Stockholders, the New Funds, the Management Company or the Members is bound or affected or of any organizational documents of each of them.

(e)                Except for 101,774,443 shares of Common Stock Beneficially Owned by the Trian Group as of the date of this Agreement, no shares of Company Voting Securities are Beneficially Owned by any member of the Trian Group.

(f)                 Other than this Agreement, the Pledge Agreement, the Voting Agreement between Mr. Peltz and Mr. May, dated as of July 23, 2004, and the other agreements contemplated hereby, no member of the Trian Group has any agreement, arrangement or understanding with any other Person or Group who is not a member of the Trian Group or an Affiliate or Associate of a member of the Trian Group with respect to acquiring, voting or disposing of Company Voting Securities.

2.2.            The Company represents and warrants to the Trian Group as follows:

(a)                The Company is a validly existing corporation under the laws of the State of Delaware and has the power and authority to enter into this Agreement and perform its obligations hereunder.

(b)               This Agreement has been duly authorized, executed and delivered by the Company and constitutes the legally valid and binding agreement of the Company, enforceable against the Company in accordance with the terms hereof.

(c)                Neither the execution and delivery of this Agreement nor the performance of its obligations hereunder will conflict with or result in a breach of or constitute a default under, any law, rule, regulation, judgment, order or decree of any court, arbitrator or governmental agency or instrumentality, or of any agreement or instrument to which the Company is bound or affected or of any organizational documents of the Company.

(d)               Subject to the Trian Group entering into and becoming bound by this Agreement, the Independent Directors and the Board of Directors of the Company have approved, for the purposes of Section 203(a)(1) of the DGCL, from and after the date hereof, the members of the Trian Group and their respective Affiliates and Associates becoming the owner(s) (as such term is defined under Section 203(c)(9) of the DGCL) of Common Stock and/or acquiring Common Stock through additional purchases of shares of Common Stock or through the purchase or exercise of Derivative Securities, up to, but not more than, the Maximum Percentage of the Combined Voting Power of Company Voting Securities, such that no member of the Trian Group or any of their respective Affiliates or Associates shall be subject to the restrictions set forth in Section 203 of the DGCL solely as a result of such ownership (such approval, together with this Agreement, the “203 Approval”). The Company further represents, warrants, acknowledges and irrevocably agrees that the 203 Approval is irrevocable and cannot be reduced or otherwise modified without the Trian Group’s prior written consent, and the Company and the Board of Directors shall not at any time attempt to reduce or otherwise modify the 203 Approval, including, but not limited to, modifying the Maximum Percentage of the Combined Voting Power of Company Voting Securities that may be owned or acquired by the Trian Group and any Affiliate or Associate of the Trian Group, without the Trian Group’s prior written consent. Notwithstanding anything to the contrary set forth in Sections 2.2(d) or 2.2(e) of this Agreement, from and after such time as the Trian Group and their respective Affiliates and Associates no longer are the owner(s) (as such term is defined under Section 203(c)(9) of the DGCL) of at least 15% of the Combined Voting Power of Company Voting Securities, the 203 Approval  shall not be applicable to any subsequent acquisitions of Company Voting Securities by the members of the Trian Group and their respective Affiliates and Associates that would result in such Persons becoming the owner(s)  of 15% or more of the Combined Voting Power of Company Voting Securities.  Subject to Section 2.2(e) of this Agreement, the Trian Group acknowledges that the 203 Approval is limited as set forth in this Section 2.2(d) and is effective only to the extent of such limitation.

(e)                Notwithstanding anything herein to the contrary, the 203 Approval shall remain in full force and effect to the extent that the Beneficial Ownership of the Trian Group and its Affiliates and Associates is or will be increased above the Maximum Percentage of the Combined Voting Power of Company Voting Securities that may be owned or acquired by the Trian Group solely as a result of (A) a repurchase, redemption or other acquisition of any Company Voting Securities by the Company or any of its subsidiaries or (B) any acquisition of Company Voting Securities by any member of the Trian Group or any of its Affiliates or Associates directly from the Company (including pursuant to the grant or exercise of stock options, rights, subscription rights or standby purchase obligations in connection with rights offerings by the Company or pursuant to any election to receive director fees and/or retainers in stock or other securities), provided in the case of an acquisition under clause (B) of this Section 2.2(e), such acquisition of Voting Securities from the Company is approved by a majority of the Independent Directors or is pursuant to an equity participation plan currently in effect or approved by the Board (including a majority of the Independent Directors). The Company acknowledges that the Trian Group is and shall be entitled to rely on the exceptions set forth in Section 203(b)(3) through (7) of the DGCL (it being understood that for this purpose, references in the definition of “interested stockholder” contained in Section 203 of the DGCL to “15%” shall be read to be references to “32.5%”).

Section 3.                Covenants with Respect to Company Voting Securities.

3.1.            Acquisition of Company Voting Securities. Each member of the Trian Group covenants and agrees that it will not purchase or cause to be purchased, or otherwise acquire, Beneficial Ownership of Company Voting Securities that would increase the aggregate Beneficial Ownership of Company Voting Securities by the Trian Group to such number of Company Voting Securities that represents or possesses greater than the Maximum Percentage of the Combined Voting Power of Company Voting Securities. Notwithstanding the foregoing Maximum Percentage limitation, (A) no member of the Trian Group shall be obligated to dispose of any Company Voting Securities Beneficially Owned in violation of such Maximum Percentage limitation to the extent that, its Beneficial Ownership is or will be increased solely as a result of a repurchase, redemption or other acquisition of any Company Voting Securities by the Company or any of its subsidiaries or any acquisition of Company Voting Securities permitted by clause (B) of this paragraph, and (B) the foregoing Maximum Percentage limitation shall not prohibit any acquisition of Company Voting Securities by any member of the Trian Group directly from the Company (including pursuant to the grant or exercise of stock options, rights, subscription rights or standby purchase obligations in connection with rights offerings by the Company or pursuant to any election to receive director fees and/or retainers in stock or other securities), provided that such acquisition is approved by a majority of the Independent Directors or is pursuant to an equity participation plan currently in effect or approved by the Board (including a majority of the Independent Directors).

3.2.            Proxy Solicitations, etc. For so long as the Company shall have a class of equity securities that is listed for trading on the New York Stock Exchange or any other national securities exchange, no member of the Trian Group shall solicit proxies, assist, encourage or participate with any other person in any way, directly or indirectly, in the solicitation of proxies, become a “participant” in a “solicitation,” or assist any “participant” in, a “solicitation” (as such terms are defined in Rule 14a-1 of Regulation 14A under the Exchange Act), or submit any proposal for the vote of stockholders of the Company, or recommend or request or induce or attempt to induce any other person to take any such actions, or seek to advise, encourage or influence any other person with respect to the voting of Company Voting Securities, in each case, if the result of any such proposal or solicitation would be to cause the Board of Directors of the Company to be comprised of less than a majority of Independent Directors. For the avoidance of doubt, the foregoing shall not prohibit any member of the Trian Group from (i) exercising his or her rights or responsibilities as a member of the Board of Directors, including with respect to any vote in favor of the nomination of any person approved by the Nominating and Corporate Governance Committee of the Board of Directors, (ii) voting its shares of Company Voting Securities in favor of the election of any person nominated by the Board of Directors for election to the Board of Directors or (iii) exercising any other rights to vote or transfer its shares of Common Stock and Derivative Securities set forth in this Agreement.

3.3.            Affiliate Transactions. For so long as the Company shall have a class of equity securities that is listed for trading on the New York Stock Exchange or any other national securities exchange, no member of the Trian Group shall, without the prior approval of a majority of the Audit Committee or other committee comprised entirely of Independent Directors, engage in any transaction with the Company that, if consummated, would be required to be disclosed by the Company in its annual report pursuant to Item 404 of Regulation S-K; provided that the foregoing provision shall not apply to transactions contemplated by any other agreement as in effect on the date hereof.

3.4.            Voting Agreement.

(a) Each member of the Trian Group shall, at each meeting of the stockholders of the Company, whether an annual meeting or a special meeting, however called, and at each adjournment or postponement of any such meeting (a “Stockholders’ Meeting”), and in all other circumstances upon which a vote, consent or other approval (including, without limitation, by written consent) is sought by or from the stockholders of the Company (any such vote, consent or approval, a “Stockholders’ Consent”), appear at such Stockholders’ Meeting or otherwise cause all the Additional Shares Beneficially Owned by it and all other Subject Shares (other than the Pledged Shares) Beneficially Owned by it to be counted as present for the purposes of establishing a quorum.

(b) At each Stockholders’ Meeting and in connection with the execution of each Stockholders’ Consent presented to the Company, each member of the Trian Group, at its sole option, vote or cause to be voted all Additional Shares Beneficially Owned by it on all matters proposed (x) as recommended by the Board of Directors or (y) in the same proportion as Unaffiliated Shares are actually voted (it being understood that, in connection with any action by written consent, shares not consenting shall be treated as shares voted against such action).

3.5.            Irrevocable Proxy.

(a) Upon a failure by a member of the Trian Group to comply with its obligations under Section 3.4 of this Agreement with respect to a specific Stockholder Consent at least 24 hours prior to the applicable meeting date or effective date, as the case may be, then such member of the Trian Group hereby irrevocably constitutes and appoints the Company’s CEO, CFO, General Counsel or such other person so designated by the Board of Directors of the Company (the “Board”) from time to time, upon the terms and conditions set forth herein, as its attorney and proxy in accordance with the DGCL, with full power of substitution and re-substitution, to cause the Subject Shares that are subject to Section 3.4(a) that it holds of record to be counted as present at any Stockholders’ Meeting where such Stockholders’ Consent is being sought (but without any obligation to vote any other Subject Shares) and to vote the Additional Shares (but without any obligation to vote any other Subject Shares) at any such Stockholders’ Meeting with respect to a specific Stockholder Consent, and to execute any such specific Stockholders’ Consent presented to such member of the Trian Group in respect of Additional Shares (but without any obligation with respect to any other Subject Shares), as and to the extent provided in clause (x) of Section 3.4(b) of this Agreement. The powers granted in this Section 3.5 shall also entitle the Company to give instructions with respect to such specific Stockholders’ Consent to any nominee through whom the Trian Group may hold Subject Shares that are subject to the provisions of Section 3.4 of this Agreement. The Trian Group shall from time to time provide the Company with any nominee information that the Company may require to exercise its rights hereunder.

(b) Each member of the Trian Group affirms that its proxy granted in this Section 3.5 is given to secure the performance of its duties under Section 3.4 of this Agreement. Each member of the Trian Group further affirms that its proxy is coupled with an interest and, except as set forth in this Agreement, is intended to be irrevocable with respect to each applicable specific Stockholders’ Consent.

(c) The provisions of Section 3.4 and the proxy granted under this Section 3.5 shall bind members of the Trian Group and shall immediately terminate and be of no further force or effect with respect to any Subject Shares or Additional Shares, as the case may be, that are transferred to a Person that is not a member of the Trian Group, provided that such transfer did not violate the terms of this Agreement. Prior to the termination of this Agreement, the proxy granted in Section 3.5 (a) shall not be terminated prior to the adjournment of the applicable Stockholders’ Meeting by any action of a member of the Trian Group or by operation of law, whether by the dissolution or entrance into bankruptcy or foreclosure of any member of the Trian Group or by the occurrence of any other event or events, it being understood that actions taken by the Company hereunder shall be and remain valid as if such dissolution, entry into bankruptcy or foreclosure or other event or events had not occurred, regardless of whether the Company has received notice of the same; provided, however, that the proxy granted under this Section 3.5 and, for the avoidance of doubt, the provisions of Section 3.4, shall in any event terminate and be of no further force or effect with respect to any Pledged Shares that are foreclosed upon pursuant to the Pledge Agreement.

3.6.            No Other Proxies with Respect to Additional Shares. Each member of the Trian Group agrees not to, directly or indirectly, grant any proxy with respect to the voting of any Additional Shares (other than the proxy granted to the Company pursuant to Section 3.5 or in accordance with the solicitation of proxies by the Board of Directors of the Company) to any other Person other than a member of the Trian Group bound by this Agreement or to enter into any voting trust or other agreement or arrangement with respect to the voting of any Additional Shares other than with a member of the Trian Group bound by this Agreement.

3.7.            Waiver of Requirements. Notwithstanding anything in this Section 3 to the contrary, any of the terms of Subsections 3.1 through Subsection 3.7 may be waived, in whole or in part and as to particular transactions or matters or as to one or more members of the Trian Group, if (a) in the case of a waiver of an obligation of a member of the Trian Group, a majority of the Independent Directors shall have approved such waiver or (b) in the case of a waiver of an obligation of the Company provided for the benefit of a member of the Trian Group, such member of the Trian Group shall have consented in writing to such waiver.

Section 4.                Effectiveness of Agreement; Term; Effect of Certain Waivers.

This Agreement (other than (i) Sections 2.2(d) and (e) and (ii) Sections 6.1 through 6.11, each of which shall survive termination of this Agreement) shall terminate on the earliest to occur of (i) such time as the Trian Group beneficially owns, in the aggregate, less than 25% of the Combined Voting Power of Company Voting Securities; (ii) December 1, 2014; (iii) such time as Common Stock of the Company is no longer listed on a national securities exchange; and (iv) such time as any Person that is not an Affiliate or Associate of, or member of a 13D/G Group with, the Trian Group shall (x) make an offer to purchase an amount of shares which when added to the shares already beneficially owned by such Person and its Affiliates and Associates equals or exceeds 50% or more of the Combined Voting Power of Company Voting Securities (whether by way of tender offer, merger, consolidation, recapitalization or otherwise) or all or substantially all of the Company’s assets or (y) commence or announce an intention to commence a solicitation of proxies, become a “participant” in a “solicitation” or assist any “participant” in, a “solicitation” as such terms are defined in Rule 14a-1 of Regulation 14A under the Exchange Act), or submit any proposal for the vote of stockholders of the Company, or recommend or request or induce or attempt to induce any other person to take any such actions, or to seek to advise, encourage or influence any other person with respect to the voting of Company Voting Securities, in each case, if the result of any such proposal or solicitation would be to change a majority of the persons serving as directors on the Board of Directors of the Company.

Section 5.                Remedies.

Each respective member of the Trian Group and the Company acknowledge and agree that (i) the provisions of this Agreement are reasonable and necessary to protect the proper and legitimate interests of the parties hereto, and (ii) the parties would be irreparably damaged in the event any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to preliminary and permanent injunctive relief to prevent breaches of the provisions of this Agreement by the other parties without the necessity of proving actual damages or of posting any bond, and to enforce specifically the terms and provisions hereof, which rights shall be cumulative and in addition to any other remedy to which the parties may be entitled hereunder or at law or equity.

Section 6.                General Provisions.

6.1.            Choice of Law; Forum Selection. This Agreement shall be construed, interpreted and the rights of the parties determined in accordance with the laws of the State of Delaware without reference to the choice of laws provisions thereof. Each of the parties to this Agreement hereby irrevocably and unconditionally (i) agrees to be subject to, and hereby consents and submits to, the jurisdiction of the Court of Chancery of the State of Delaware for any litigation arising out of or relating to this Agreement, (ii) waives any objection to the laying of venue of any such litigation in the Court of Chancery of the State of Delaware, and (iii) agrees not to plead or claim in the Court of Chancery of the State of Delaware that such litigation brought therein has been brought in an inconvenient forum. The Company hereby appoints RL&F Service Corp., One Rodney Square, 10th and King Streets, P.O. Box 551, Wilmington, DE 19899, and each of the Stockholders, the Management Company and the Members hereby appoints Corporation Service Company, 2711 Centerville Road, Wilmington, DE 19808, as its agent for service of process in the State of Delaware and agrees to service of process in any litigation arising out of or relating to this Agreement by service upon such agent or by certified mail, return receipt requested, postage prepaid to it at its address for notice as provided in this Agreement.

6.2.            Additional Parties; Joint and Several Obligations. All of the obligations of each member of the Trian Group hereunder shall be several and not joint, except that the Management Company shall be jointly and severally responsible with respect to the obligations hereunder of all other members of the Trian Group. Each controlled affiliate of a member of the Trian Group that shall become or have the right to become the beneficial owner, within the meaning and scope of Section 3 hereof, of Company Voting Securities shall, promptly upon becoming such owner or holder, execute and deliver to the Company a joinder agreement, agreeing to be legally bound by this Agreement as an original signatory as a member of the Trian Group; provided that failure to execute such agreement shall not excuse such person's non-compliance with any provision of this Agreement. No member of the Trian Group shall transfer Company Voting Securities to any of its affiliates not already a party hereto unless the transferee shall agree to be bound by this Agreement in the manner specified above in this Section 6.2.

6.3.            Notices. All notices, consents, requests, instructions, approvals and other communications provided for herein and all legal process in regard hereto shall be in writing and shall be decreed to be validly given, made or served when delivered personally, transmitted by telex or telecopier, or deposited in the U.S. mail, postage prepaid, for delivery by express, registered or certified mail, or delivered to a recognized overnight courier service, addressed as follows:

If to the Company:

1155 Perimeter Center West
Atlanta, Georgia 30338
Attention: General Counsel

With a copy to:

Proskauer Rose LLP
11 Times Square
New York, New York 10036
Attention: Julie M. Allen, Esq.

If to the Stockholders or any other member of the Trian Group:

c/o Trian Fund Management, L.P.
280 Park Avenue
New York, New York 10017
Attention: Brian L. Schorr
Chief Legal Officer

or to such other address as may be specified in a notice given pursuant to this Section 6.3. All such notices and communications shall be deemed to have been duly given: At the time delivered by hand, if personally delivered; five (5) business days after being deposited in the mail, postage prepaid, if mailed; when answered back if telexed; when receipt acknowledged, if telecopied; and the next business day after timely delivery to the courier, if sent by overnight air courier guaranteeing next day delivery. The parties may change the address to which notices are to be given by giving five (5) days' prior notice of such change in accordance herewith.

6.4.            Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

6.5.            Amendments, Waivers. Any provision of this Agreement may be amended or waived if, and only if, such amendment or waiver is in writing and signed by each party hereto; provided that no such amendment or waiver by the Company shall be effective without the approval of a majority of the Independent Directors. No failure or delay by any party hereto in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

6.6.            Descriptive Headings. Descriptive headings are for convenience only and shall not control or affect the meaning or construction of any provision of this Agreement. References in this Agreement to Sections or Subsections are to Sections of Subsections of this Agreement. All pronouns and any variations thereof refer to the masculine, feminine or neuter, singular or plural, as the identity of the applicable person or persons may require.

6.7.            Entire Agreement: Amendment. This Agreement and the other instruments and agreements referred to herein embody the entire agreement of the parties hereto with respect to the subject matter hereof and supersede all prior agreements with respect thereto, including, without limitation, the Original Agreement.

6.8.            Counterparts. This Agreement shall become binding when one or more counterparts hereof, individually or taken together, bears the signatures of each of the parties hereto. This Agreement may be executed in any number of counterparts, each of which shall be an original as against the party whose signature appears thereon, or on whose behalf such counterpart is executed, but all of which taken together shall be one and the same agreement.

6.9.            No Partnership. No partnership, joint venture or joint undertaking is intended to be, or is, formed between the parties hereto or any of them by reason of this Agreement or the transactions contemplated herein.

6.10.        Successors and Assigns; No Third-Party Beneficiaries. This Agreement is solely for the benefit of the parties hereto, and their respective successors and assigns, and, except for Affiliates and Associates of the Trian Group who shall be entitled to rely on Sections 2.2(d), 2.2(e) and 3.7 hereof as if they were parties hereto, no other parties (including, without limitation, any other stockholder or creditor of the Company, or any director, officer or employee of the Company) are intended to be benefitted by, or entitled to enforce, this Agreement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties hereto intending to be legally bound have duly executed this Agreement, all as of the day and year first above written.

STOCKHOLDERS

TRIAN PARTNERS, L.P.

By: Trian Partners GP, L.P.,

its general partner

By: Trian Partners General Partner, LLC, its general partner

By: /s/ Edward P. Garden

Name: Edward P. Garden

Title: Member

TRIAN PARTNERS MASTER FUND, L.P.

By: Trian Partners GP, L.P., its general partner

By: Trian Partners General Partner, LLC, its general partner

By: /s/ Edward P. Garden

Name: Edward P. Garden

Title: Member

TRIAN PARTNERS PARALLEL FUND I, L.P.

By: Trian Partners Parallel Fund I General Partner LLC, its general partner

By: /s/ Edward P. Garden

Name: Edward P. Garden

Title: Member

TRIAN PARTNERS GP, L.P.

By: Trian Partners General Partner, LLC, General Partner

By: /s/ Edward P. Garden

Name: Edward P. Garden

Title: Member

NEW FUNDS

TRIAN PARTNERS STRATEGIC INVESTMENT FUND, L.P.

By: Trian Partners Strategic Investment Fund, GP, L.P., its general partner

By: Trian Partners Strategic Investment Fund, General Partner LLC, its general partner

By: /s/ Edward P. Garden

Name: Edward P. Garden

Title: Member

TRIAN PARTNERS STRATEGIC INVESTMENT FUND-A, L.P.

By: Trian Partners Strategic Investment Fund-A, GP, L.P., its general partner

By: Trian Partners Strategic Investment Fund-A, General Partner LLC, its general partner

By: /s/ Edward P. Garden

Name: Edward P. Garden

Title: Member

MANAGEMENT COMPANY

TRIAN FUND MANAGEMENT, L.P.

By: Trian Fund Management GP, L.P.,

its general partner

By: /s/ Edward P. Garden

Name: Edward P. Garden

Title: Member

MEMBERS

/s/ Nelson Peltz
Nelson Peltz

/s/ Edward P. Garden
Edward P. Garden

/s/ Peter W. May
Peter W. May

COMPANY
THE WENDY’S COMPANY

By: /s/ Nils H. Okeson
Name: Nils H. Okeson
Title: SVP, General Counsel & Secretary